Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MONSTER BEVERAGE CORPORATION

ARTICLE I

The name of the corporation is:

MONSTER BEVERAGE CORPORATION

ARTICLE II

The address of its registered agent in the State of Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of its registered agent in the State of Delaware at such address is the Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The aggregate number of shares of stock that the Corporation shall have authority to issue is two hundred and forty million (240,000,000) shares of common stock $0.005 par value per share.

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)       Election of directors need not be by ballot unless the by-laws so provide.

(2)       The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the by-laws of the Corporation.

(3)       Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the summary application of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directors. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VI

The Corporation shall, to the fullest extent permitted by law, including, but not limited to, 145 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be modified, amended and supplemented, and any subsequent provision replacing said 145, indemnify any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities or other matters, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which an indemnified person may be entitled under any provision of the by-laws of the Corporation, any agreement, any vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in any capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right to indemnification of a director, officer, employee, or agent of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

The personal liability of the directors of the Corporation to the Corporation and its stockholders is hereby eliminated to the fullest extent permitted by 102(b)(7) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be modified, amended and supplemented, and any subsequent provision replacing said 102(b)(7).

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by Delaware law, and all rights conferred upon stockholders herein are granted subject to this reservation.

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MONSTER BEVERAGE CORPORATION

Monster Beverage Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:               This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Amended and Restated Certificate of Incorporation of Monster Beverage Corporation (the “Certificate of Incorporation”), filed with the Secretary of State of the State of Delaware.

SECOND:          Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“ARTICLE IV

The aggregate number of shares of stock that the Corporation shall have authority to issue is one billion two hundred fifty million (1,250,000,000) shares of common stock $0.005 par value per share.”

THIRD:             This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:         All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of October 11, 2016.

MONSTER BEVERAGE CORPORATION

By:	/s/ Rodney C. Sacks
Name: Rodney C. Sacks
Title: Chief Executive Officer